SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. 3)*




                         Assisted Living Concepts, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04543L109
- --------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 04543L109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Palisade Capital Management, L.L.C., Tax ID #: 22-3330049
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions) (a)
        (b)
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New Jersey
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each          (5) Sole Voting
      Reporting Person With                              Power:          381,897
                                                     (6) Shared Voting
                                                         Power:            --
                                                     (7) Sole Dispositive
                                                         Power:          381,897
                                                     (8) Shared Dispositive
                                                         Power:            --
- --------------------------------------------------------------------------------

(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
        381,897 (includes 299,997 shares reporting person has right to acquire upon conversion of convertible debentures).
- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  7.46%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):   IA
- --------------------------------------------------------------------------------

Item 1(a).  Name Of Issuer:  Assisted Living Concepts, Inc.
- --------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            9955 S.E. Washington, Suite 201, Portland, OR 97216
- --------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            One Bridge Plaza, Suite 695, Fort Lee,  NJ 07024
- --------------------------------------------------------------------------------

Item 2(c).  Citizenship:  New Jersey
- --------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:  Common Stock
- --------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:  04543L109
- --------------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

         (a)  [  ] Broker or Dealer registered under Section 15 of the Act.

         (b)  [  ] Bank as defined in Section 3(a)(6) of the Act.

         (c)  [  ] Insurance company as defined in Section 3(a)(19) of the Act.

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

         (e) [ X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

         (g)  [  ] Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G) (Note:  See Item 7).

         (h)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


Item 4.  Ownership

         (a)      Amount Beneficially Owned (as of July 31, 1996)

                  381,897 (includes 299,997 shares reporting person has right to acquire upon conversion of convertible debentures)

         (b)      Percent of Class (as of July 31, 1996):

                  7.46%

         (c)      Number of Shares as to which such person has:

                 (i)  sole power to vote or to direct the vote    381,897

                 (ii) shared power to vote or to direct the vote       --

                (iii) sole power to dispose or to direct the disposition of
                      381,897

                (iv)  shared power to dispose or to direct the disposition of --


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more  than  five  percent  of  the  class of  securities,  check  the  following
[        ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

     The shares beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8.  Identification and Classification of Members of the Group.    N/A

Item 9.  Notice of Dissolution of Group.   N/A



Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               August 8, 1996
                                               __________________________
                                               (Date)


                                                /s/Steven E. Berman
                                                _________________________
                                                (Signature)



                                                Steven E. Berman/Member
                                                ________________________
                                                Steven E. Berman/Member
                                                (Name/Title)




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*




                         Assisted Living Concepts, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04543L109
- --------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               CUSIP NO. 04543L109
- --------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
        Persons:  Palisade Capital Management, L.L.C., Tax ID #: 22-3330049
- --------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions) (a)
        (b)
- --------------------------------------------------------------------------------

(3)     SEC Use Only
- --------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New Jersey
- --------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each          (5) Sole Voting
      Reporting Person With                              Power:          517,000
                                                     (6) Shared Voting
                                                         Power:               --
                                                     (7) Sole Dispositive
                                                         Power:          517,000
                                                     (8) Shared Dispositive
                                                         Power:               --
- --------------------------------------------------------------------------------

(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:    517,000
- --------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
- --------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  17.2%
- --------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):   IA
- --------------------------------------------------------------------------------

Item 1(a).  Name Of Issuer:  Assisted Living Concepts, Inc.
- --------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            10570 S.E. Washington, Suite 213, Portland, OR  97216
- --------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:  Palisade Capital Management, L.L.C.*

   * The shares reflected in this Schedule were formerly included in a report filed by the Whiffletree Division of Smith Barney. Effective April 10, 1995, the client accounts for which the shares of the Issuer were acquired were transferred to the reporting person.
- --------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            One Bridge Plaza, Suite 695, Fort Lee, NJ 07024
- --------------------------------------------------------------------------------

Item 2(c).  Citizenship:  New Jersey
- --------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:  Common Stock
- --------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:  04543L109
- --------------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

         (a)  [ ]  Broker or Dealer registered under Section 15 of the Act.

         (b)  [  ] Bank as defined in section 3(a)(6) of the Act.

         (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act.

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

         (e) [ X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

         (f)  [  ] Employee  Benefit  Plan,  Pension  Fund which is subject to
the  provisions  of  the  Employee   Retirement  Income Security Act of 1974 or
Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

         (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7).

         (h)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership

         (a)      Amount Beneficially Owned (as of April 10, 1995)

                  517,000

         (b)      Percent of Class (as of April 10, 1995):

                  17.2%

         (c)      Number of Shares as to which such person has:

                 (i)   sole power to vote or to direct the vote    517,000

                 (ii)  shared power to vote or to direct the vote       --

                (iii) sole power to dispose or to direct the disposition of 517,000

                 (iv)  shared power to dispose or to direct the disposition of--

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         The shares beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class.

Item 7.  Identification  and  Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company.    N/A

Item 8.  Identification and Classification of Members of the Group    N/A

Item 9.  Notice of Dissolution of Group   N/A

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   May 2, 1996
                                  __________________________________
                                  (Date)


                                   /s/ Mark S. Hoffman
                                  ___________________________________
                                  (Signature)



                                  Mark S. Hoffman/Member
                                  ___________________________________
                                  Name/Title)